EXHIBIT 99.1

For Release 4:00 p.m. EST
Mar. 21, 2001

                           NetIQ Corporation Provides
                 Guidance on Third Quarter Revenue and Earnings

     SAN JOSE, CA -- Mar. 21, 2001 -- NetIQ(R) Corporation (Nasdaq: NTIQ), a leading provider of e-business infrastructure management software, today provided further guidance on its estimated results for the quarter ending March 31, 2001.

     The company said that based on results to date it estimates that it will achieve revenue in the range of $37 million to $40 million. Earnings per share, excluding acquisition-related costs and before amortization of goodwill and other intangibles, are estimated to be in the range of $0.13 to $0.17 per diluted share. Revenue and earnings in the comparable period one-year earlier were $10.9 million and $0.11 per diluted share.

     The foregoing estimates of results are based upon management's current estimates and could be higher or lower than the range indicated based on revenue levels for the balance of the quarter, quarter-end adjustments and other factors.

     "Like many other companies we are feeling the impact of a slowing economy and IT spending, which causes us to revise our guidance at this point," said Ching-Fa Hwang, CEO of NetIQ. "Despite the current economic conditions, our market leadership position and ability to deliver comprehensive solutions remain very strong. We continue to generate positive customer response and will continue to broaden and deliver best of breed solutions."

About NetIQ

     NetIQ (Nasdaq:NTIQ) is a leading provider of e-business infrastructure management software encompassing application, directory, server and network performance management. The company is headquartered in San Jose, Calif., with development and operational personnel in Houston; Raleigh, NC; and Bellevue, Wash. For more information, please visit NetIQ's Web site at http://www.netiq.com/ or call 408-856-3000.

Safe Harbor Statement

     This press release includes "forward-looking" statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding NetIQ's future revenues and operating results. Our actual future results could differ materially from the results discussed herein. Factors that could cause or contribute to such differences include the risks relating to our proposed acquisition of WebTrends Corporation, fluctuations in our operating results, competition in our markets and the potential inability to convert sales leads into orders at a rate sufficient to meet market expectations for our quarterly results. For a more complete discussion of risks and uncertainties relating to our business and the proposed merger, please read the discussions of these risks in the documents we file from time to time with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2000, Quarterly Report on Form 10-Q for the three months ended December 31, 2000, and our Registration Statement on Form S-4 relating to the proposed merger of NetIQ and WebTrends Corporation.

Contacts:
Susan Torrey, Press Relations, 713-548-1863, susan.torrey@netiq.com Jim Barth, Chief Financial Officer, 408-856-3069, jim.barth@netiq.com